EXHIBIT 99
Compensation Plan for Non-Employee Directors of
Diagnostic Products Corporation
     As compensation for their services as directors of DPC, each non-employee director shall be paid the following:
•	Annual retainer of $48,000, payable at the rate of $4,000 per month;

•	Annual retainer of $4,000 to each independent director who serves as presiding director or as the chair of the audit, compensation or nominating/governance committee, payable on the date of the annual meeting of shareholders (but in any event, no later than May 31 of each year); and

•	An annual grant on the fourth trading day following the public disclosure of the Company’s fiscal year-end financial results (with the date of public disclosure counted as day “one”) of non-qualified stock options to purchase 5,000 shares of common stock at an exercise price equal to 100% of the fair market value of the common stock on the grant date, with a term of seven years, subject to earlier termination as provided in the 1997 Stock Option Plan. Such options shall vest at the rate of 20% per year beginning on the first anniversary of the grant date of the option, except that if the optionee’s age on the date of grant is 69 or greater, the option shall vest in three equal annual installments beginning one year after the grant date.